EXHIBIT 10.39

                        GLOBAL MARINE INC.
               1997 MANAGEMENT INCENTIVE AWARD PLAN



PURPOSE AND ELIGIBLE PARTICIPANTS

The purpose of the 1997 Management Incentive Award Plan is to provide incentive awards in respect of service during 1997 for employees of Global Marine Inc. and its subsidiaries in grade levels 34 and above, excluding the Chief Executive Officer of Global Marine Inc. and senior executives who report directly to the Chief Executive Officer of Global Marine Inc., and also excluding employees who are eligible to participate in any other plan or arrangement under which incentive awards may be paid in cash, or shares of stock in lieu of cash, by Global Marine Inc. or any of its subsidiaries in respect of service during 1997.


PLAN

An incentive pool will be established for this plan in 1997. The pool will be equal to 5% of the amount by which the company's
1997 consolidated pretax profit exceeds $180 million.

Consideration for individual awards under this plan will be given to employees who are eligible to participate in this plan under the provisions of this plan's first paragraph; provided, however, that in cases of unusual merit consideration will be given to employees below grade level 34 when recommended by the relevant
Subsidiary President or Corporate Vice President and approved by the Chief Executive Officer of Global Marine Inc. No individual will be eligible for an award of more than 50% of annual base salary.

Subject to approval by the Board of Directors of Global Marine
Inc., at its discretion, incentive awards under this plan will be paid as soon as practicable after the company's 1997 results are final and may be paid in cash or, at the discretion of the Compensation Committee or the Board of Directors of Global Marine
Inc., in shares of common stock of Global Marine Inc. or in any combination of cash and such shares; provided, however, that common stock will not be used to pay an incentive award under this plan to any director of Global Marine Inc., any beneficial owner of more than ten percent of the issued and outstanding common stock of Global Marine Inc., or any "officer" of Global Marine Inc. as such term is defined for purposes of the rules of the Securities and Exchange Commission under Section 16 of the Securities Exchange
Act of 1934. The aggregate market value of the shares, if any, used to pay incentive awards under this plan shall be no greater than the aggregate amount of cash that otherwise would have been paid in lieu of said shares pursuant to the terms of this plan, the market
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value per share being the average of the high and low prices for
Global Marine Inc. common stock as quoted on the New York Stock Exchange Composite Transactions for the day the incentive awards are determined.

Incentive awards will consider individual performance of the employee. Establishment of the annual incentive award pool shall not create or imply a promise or any other obligation of Global
Marine Inc. or any of its subsidiaries, or a right of any individual employee or of the collective employees of Global
Marine Inc. or its subsidiaries. The plan shall terminate upon the grant of awards under the plan or a resolution of the Board of Directors of Global Marine Inc. terminating the plan. The establishment of this plan or the grant of awards hereunder does not create or imply a promise or any other obligation to establish the same or a similar plan for any other year or to continue to grant such awards in the future.


RESPONSIBILITY AND AUTHORITY

The Chief Executive Officer and the Chief Financial Officer of
Global Marine Inc. shall take all such actions, do all such things, make all such payments and sign and deliver all such documents and instruments as either or both of them may at any time or from time to time deem necessary or desirable in order to implement this plan.